Exhibit 5.2

ROBINSON, STALEY, MARSHALL & DUKE, P.A.

ATTORNEYS AT LAW

28TH FLOOR, REGIONS BANK BUILDING

400 WEST CAPITOL AVE., SUITE 2891

LITTLE ROCK, ARKANSAS 72201-3463

William T. Marshall Writer’s Direct Dial Telephone: (501) 907-7733 (Ext. 14)	TELEPHONE (501) 374-3818 FACSIMILE (501) 376-2800 E-MAIL bmarshall@rsmd.com

            August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Blvd., Suite 500

Naples, Florida 34108-2710

Ladies and Gentlemen:

We have acted as special Arkansas counsel to Fort Smith HMA, LLC (the “Arkansas Guarantor”) in connection with the Arkansas Guarantor’s proposed guarantee, along with other guarantors under the Indenture, of up to $875,000,000 of 7.375% Senior Notes Due 2020 (the “Exchange Securities”) of Health Management Associates, Inc., a Delaware corporation (the “Company”). The Exchange Securities are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding $875,000,000 of 7.375% Senior Notes Due 2020 (the “Initial Securities”) which have not been, and will not be, so registered. In connection with the transaction, the Company and the Subsidiary Guarantors have prepared a registration statement on Form S-4 to be filed with the Securities and Exchange Commission on or about August 10, 2012 (the “Registration Statement”) for the purpose of registering the Exchange Securities under the Securities Act. The Initial Securities have been, and the Exchange Securities will be, issued pursuant to that certain Indenture dated as of November 18, 2011 (the “Indenture”) between the Company and those Subsidiary Guarantors (as defined therein) on the one hand, and, on the other, U.S. Bank, National Association, as trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Indenture.

With your permission, all factual assumptions and factual statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have examined the following:

(a)	the Registration Statement;

(b)	the Prospectus contained in the Registration Statement (the “Prospectus”);

(c)	the Indenture;

(d)	the Registration Rights Agreement dated November 18, 2011 (the “Registration Rights Agreement”): and

(e)	the organizational documents and instruments of the Arkansas Guarantor described on Exhibit A hereto (the “Organizational Documents”).

In providing the opinions herein, we have made the following assumptions, which we have not independently verified or established and on which we express no opinion:

(a)	We have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified, conformed or reproduction copies of documents of all parties, the authenticity and completeness of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. Specifically, we have assumed that the Organizational Documents, which were provided to us by the Company, were, to the extent applicable, properly executed by persons having legal capacity and, if signing on behalf of an entity, being duly authorized and not acting under fraud or duress, and that such copies represent true and complete copies of each such document and all amendments, additions, or modifications thereto as of the date hereof. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and others, and assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

(b)	We have assumed no fraud, bad faith, duress or mutual mistake of fact exists with relation to the execution, acknowledgement, delivery, recordation, or filing of any of the Organizational Documents, Indenture or any documents or instruments related thereto.

(c)	To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Indenture, other than the Arkansas Guarantor, have the requisite organizational power and authority to enter into and perform such documents and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such other parties.

(d)	That there are no written or oral terms and conditions agreed to by or among the parties to the Indenture or any documents related thereto, and no course of prior dealings between the parties that could vary or be deemed to vary the truth, completeness, correctness or validity of the Indenture in any material manner or which would have an effect on the opinions rendered herein.

Based upon the foregoing and subject to the following it is our opinion that:

1.	Based upon the Organizational Documents, the Arkansas Guarantor is validly existing under the laws of Arkansas;

2.	The Arkansas Guarantor has the requisite limited liability company power and authority to execute and deliver the Indenture and to guarantee the guaranteed obligations contained in the Indenture; and

3.	The Arkansas Guarantor has taken the required steps to authorize the execution and delivery of the Indenture and to guarantee the guaranteed obligations contained in the Indenture.

Our opinions are limited to the laws of the State of Arkansas, and we do not express any opinion concerning any other law or governmental authority.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. These opinions are limited to the matters set forth herein, and no opinion may be inferred or is implied beyond the matters expressly contained herein.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, Harter Secrest & Emery, LLP, legal counsel to the Company and each of the Subsidiary Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Arkansas law for purposes of its opinion being delivered and filed as Exhibit 5.2 to the Registration Statement.

Sincerely,

/s/ Robinson, Staley, Marshall & Duke, P.A.
Robinson, Staley, Marshall & Duke, P.A.

EXHIBIT A

1.	Articles of Organization, dated as of September 28, 2009, and certified by the Arkansas Secretary of State as of July 31, 2012;

2.	Operating Agreement dated as of September 28, 2009;

3.	Unanimous Written Consent of the Directors, Managers and General Partners of the Subsidiary Guarantors dated July 31, 2012; and

4.	Good Standing Certificate issued by the Arkansas Secretary of State dated July 31, 2012.

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